Exhibit 16.1

July 26, 2019

Securities and Exchange Commission

100 First Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of International Stem Cell Corporation’s Form 8-K dated on July 25, 2019, and we agree with the statements set forth in the second, third, fourth and fifth paragraphs of Item 4.01 (a) insofar as they relate to our firm. We have no basis to agree or disagree with other statements made by the registrant contained in Item 4.01.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

San Diego, California